May 2008 Pricing Sheet dated May 16, 2008 relating to Preliminary Terms No. 659 dated May 13, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Bearish Currency-Linked Capital Protected Notes due May 23, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar (Bearish Basket Currency / Bullish U.S. Dollar)
British pound + Canadian dollar + Eurozone euro

PRICING TERMS – MAY 16, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$10,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	May 16, 2008
Original issue date:	May 23, 2008 (5 business days after the pricing date)
Maturity date:	May 23, 2011
Principal protection:	100%
Interest:	None
Basket:	Basket Currencies	Weighting	Initial Exchange Rate	Reference Source
	British pound (“GBP”)	33.33%	1.95365	Reuters page “WMRSPOT07”
	Canadian dollar (“CAD”)	33.33%	0.99765	Reuters page “WMRSPOT09”
	Eurozone euro (“EUR”)	33.33%	1.55520	Reuters page “WMRSPOT05”
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	150%
Currency performance value:	With respect to each basket currency: currency performance x weighting
Currency performance:
With respect to the GBP or the EUR:
[1 – (final exchange rate / initial exchange rate)]
With respect to the CAD:
[1 – (initial exchange rate / final exchange rate)]
Under the terms of the note, a positive currency performance means the basket currency has depreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has appreciated relative to the U.S. dollar.

Initial exchange rate:	The exchange rate as published on the applicable reference source on the pricing date. See “Basket – Initial Exchange Rate” above.
Final exchange rate:	The exchange rate as published on the applicable reference source on the valuation date
Exchange rate:
With respect to the GBP and the EUR, the rate for conversion of U.S. dollars into one unit of such basket currency, and, with respect to the CAD, the rate for conversion of Canadian dollars into one U.S. dollar, in each case as determined by reference to the applicable reference source described herein.  See “Basket – Reference Source” above.

Valuation date:	May 16, 2011
CUSIP:	6174466M6
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note	100%	2.25%	97.75%
Total	$10,000,000	$225,000	$9,775,000
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 659 dated May 13, 2008
Prospectus Supplement for Currency-linked Capital Protected Notes dated September 21, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.